Exhibit 99.1

BWX Technologies Announces the Closing of its Senior Notes Offering

(LYNCHBURG, Virginia – April 13, 2021) - BWX Technologies, Inc. (NYSE: BWXT) (“BWXT”) announced today the closing of its previously announced offering of $400 million aggregate principal amount of 4.125% senior notes due 2029 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Notes are guaranteed by each of BWXT’s present and future direct and indirect wholly owned domestic subsidiaries that is a guarantor under BWXT’s credit facility.

BWXT intends to use the net proceeds from the offering of the Notes, together with cash on hand or borrowings under its credit facility, to redeem, on or after July 15, 2021, all of its outstanding 5.375% senior notes due 2026 (the “2026 Notes”) at the then-applicable redemption price. Pending the application of the net proceeds to redeem all outstanding 2026 Notes, BWXT intends to repay in full all indebtedness outstanding under its credit facility, with the remaining net proceeds to be held in cash or invested in short-term interest-bearing accounts, securities or similar investments.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

BWXT cautions that this press release contains forward-looking statements, including, without limitation, statements regarding the redemption of the 2026 Notes, the repayment of indebtedness under its credit facility and the other expected use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally and the market demand for the Notes. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed or implied in these forward-looking statements. For a more complete discussion of other risk factors affecting BWXT, see BWXT’s filings with the Securities and Exchange Commission, including BWXT’s annual report on Form 10-K for the year ended December 31, 2020. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT provides safe and effective nuclear solutions for national security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities.

Investor Contact:	Media Contact:
Mark Kratz	Jud Simmons
Vice President, Investor Relations	Director, Media and Public Relations
980-365-4300	434-522-6462
investors@bwxt.com	hjsimmons@bwxt.com